Exhibit 99.3
Neustar, Inc.
Reconciliation of Net Income to Adjusted EBITDA
The table below presents a reconciliation of the net loss attributable to Neustar for the month ended December 31, 2021, as reflected in Note 2 of the financial statements in our Form 10-K filed with the SEC on February 22, 2022, to the non-GAAP measure of Neustar’s Adjusted EBITDA.

(Unaudited)
For the Month Ended
(in millions)	December 31, 2021

Net loss	$(11.7)
Net interest expense	—
Income tax benefit	0.5
Depreciation and amortization	10.1
EBITDA	$(1.1)

Adjustments to EBITDA:
Stock-based compensation (1)	0.2
Mergers, acquisitions, divestitures and business optimization (2)	9.1
Net other (3)	(0.9)
Total Adjustments to EBITDA	$8.4
Adjusted EBITDA	$7.3
As a result of displaying amounts in millions, rounding differences may exist in the table above.
(1)Consisted of stock-based compensation expense.
(2)Consisted of integration costs.
(3)Consisted of reimbursement for transition services provided to the buyers of Neustar’s businesses, net of incremental third-party administrative expenses.

Exhibit 99.3
TransUnion Pro Forma
Reconciliation of Pro Forma Net Income to Pro Forma Adjusted EBITDA
The table below presents a reconciliation of the combined pro forma income from continuing operations of TransUnion and the net loss from Neustar for the twelve months ended December 31, 2021 and 2020 as reflected in Note 2 of the financial statements included in our Form 10-K filed with the SEC on February 22, 2022, to combined pro forma Adjusted EBITDA, assuming TransUnion's acquisition of Neustar occurred on January 1, 2020.

	(Unaudited)
	TransUnion and Neustar combined
	For the Year Ended
(in millions)	December 31, 2021	December 31, 2020

Pro forma net income from continuing operations attributable to TransUnion and Neustar	$247.6	$72.9
Pro forma net interest expense	194.2	222.6
Pro forma income tax expense	112.6	13.6
Pro forma depreciation and amortization	493.4	475.2
Pro forma EBITDA	$1,047.8	$784.3

Pro forma adjustments to EBITDA:
Pro forma stock-based compensation (1)	$71.6	$46.9
Pro forma mergers, acquisitions, divestitures and business optimization (2)	87.4	130.5
Pro forma technology transformation (3)	42.3	19.3
Pro forma net other (4)	23.1	45.5
Pro forma total adjustments to EBITDA	224.4	242.2
Pro forma adjusted EBITDA	$1,272.2	$1,026.6
As a result of displaying amounts in millions, rounding differences may exist in the table above.
(1)Consisted of pro forma stock-based compensation expense.
(2)Consisted of pro forma acquisition and divestment related expenses.
(3)Represents expenses associated with our accelerated technology investment to migrate to the cloud.
(4)Includes the adjustments included in footnote 4 of Schedule 2 of Exhibit 99.1 in the Company’s Current Report on Form 8-K to which this Exhibit 99.3 is attached. Also, includes the following adjustments for Neustar prior to the date of acquisition: restructuring expenses and sponsor related fees, offset by the inclusion of certain operating expenses that were excluded from the carve-out financial statements of Neustar included as Exhibits 99.1 and 99.2 of our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 16, 2022.